Exhibit 1.2

ABN AMRO BANK N.V.
ABN AMRO HOLDING N.V.

ABN NotesSM

AGENT ACCESSION LETTER

September 14, 2009

RBS Securities Inc.
600 Washington Boulevard,
Stamford, Connecticut 06901

Ladies and Gentlemen:

ABN AMRO Bank N.V., a public limited liability company incorporated under the laws of The Netherlands (the “Bank”), and ABN AMRO Holding N.V., a public limited liability company incorporated under the laws of The Netherlands (“Holding”) previously entered into a U.S. Distribution Agreement dated as of September 29, 2006 (the “Distribution Agreement”), among the Bank, Holding and the other agents signatory thereto (the “Existing Agents”), with respect to the issue and sale from time to time by the Bank (each, an “offering”), of up to $7,500,000,000 (or the equivalent thereof in one or more foreign currencies) aggregate initial public offering price of its senior notes (the “Notes”), subject to reduction as a result of the sale by the Bank of any other debt securities sold pursuant to Registration Statement Nos. 333-137691 and 333-137691-02.  A copy of the Distribution Agreement, including the Procedures with respect to the issuance of the Notes attached thereto as Exhibit C, is attached hereto.  The Notes will be entitled to the benefit of a full and unconditional guarantee by Holding as set forth in an indenture dated as of September 15, 2006 among the Bank, Holding, Citibank N.A., as securities administrator, and Wilmington Trust Company, as trustee.

We hereby confirm that, with effect from the date hereof, you shall become a party to, and an Agent under, the Distribution Agreement, vested with all the authority, rights and powers, and subject to all duties and obligations of an Agent as if originally named as such under the Distribution Agreement.

You represent and warrant that you are actually engaged in the investment banking or securities business and that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”).  You agree that in making sales of Notes, you will comply with all applicable rules of FINRA, including without limitation, Rules 2720(c) and 2740 of the NASD Conduct Rules.  You represent and warrant that you are fully familiar with the above provisions of the

NASD Conduct Rules.  You further represent, by your participation in an offering of the Notes, that you have provided to us all documents and other information required to be filed with respect to you, any related person or any person associated with you or any such related person pursuant to Section (b)(6) of FINRA Rule 5110 (the “Financing Rule”) as such requirements relate to such offering, including, but not limited to information with respect to (x) any arrangement during the period beginning 180 days immediately preceding the required filing date of an offering and through the pricing date (the “Survey Period”), which arrangement provides for the receipt of any item of value or the transfer of any warrants, options, or other securities from the Bank or Holding to you or your related person(s), (y) any acquisitions of unregistered equity securities of the Bank or Holding by you or your related person(s) during the Survey Period, or (z) any new arrangement that provides for the receipt of any additional item of value by you or your related person(s) between the pricing date of an offering and the date ending 90 days immediately thereafter.  Terms used in clauses (x), (y) and (z) of the previous sentence and not otherwise defined shall have the respective meanings given to them in the Financing Rule.

You represent and warrant that you are familiar with the Commission’s guidance on the use of electronic media to deliver documents under the federal securities laws (including, but not limited to, Release 33-7856 (May 4, 2000) and Release 33-7233 (October 6, 1995)) and the NASD Notice – to – Members 98-3 (January 1998) concerning delivery of documents by broker dealers through electronic media. You agree that you will comply therewith in connection with the delivery of the Time of Sale Information to purchasers of the Notes.

You represent that you understand the requirements of NASD Notice-to-Members 88-101 relating to participation by FINRA members in shelf offerings, NASD Notice-to-Members 05-59 concerning FINRA members’ obligations when selling structured products and NASD Notice – to –  Members 05-26 recommending best practices for reviewing new products.  You agree to comply therewith in connection with any offering of Notes.  You agree that, in connection with any purchase of securities from us that is not otherwise covered by the terms of this letter, if a selling concession, discount or other allowance is granted to you, you will comply with Rule 2740 of the NASD Conduct Rules.

You agree that in selling Notes pursuant to any offering (which agreement shall also be for the benefit of the Bank, Holding or other seller of such Notes) you will comply with all applicable rules and regulations, including the applicable provisions of the Securities Act and the Exchange Act, the applicable rules and regulations of the Commission thereunder, the applicable rules and regulations of FINRA, the applicable rules and regulations of any securities exchange having jurisdiction over the offering, including Rule 15c2-8 of the Exchange Act, Rule 2310 of the NASD Conduct Rules, NYSE Rule 405, NASD Notice-to-Members 03-71 and any other laws, rules or regulations regarding distribution of prospectuses, suitability or diligence to accounts.

Except as otherwise expressly provided herein, all terms used herein which are defined in the Distribution Agreement shall have the same meanings as in the Distribution Agreement.  Your obligation to act as Agent hereunder shall be subject to you having received copies of the most recent documents (including any prior documents referred to therein) previously delivered to the Existing Agents pursuant to Sections 5 and 6 of the Distribution Agreement.  By your signature below, you confirm that such documents are to your satisfaction.  For purposes of Section 12 of the Distribution Agreement, you confirm that your notice details are as set forth immediately beneath your signature.

Each of the parties to this letter agrees to perform its respective duties and obligations specifically provided to be performed by each of the parties in accordance with the terms and provisions of the Distribution Agreement and the Procedures, as amended or supplemented hereby.

Notwithstanding anything in the Distribution Agreement to the contrary, the obligations of each of the Existing Agents and you are several and not joint, and in no case shall any Existing Agent or you (except as may be provided in any agreement among them) be responsible under Section 7(e) of the Distribution Agreement to contribute any amount in excess of the amount specified in Section 7(f) of the Distribution Agreement.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  This Agreement may be executed in one or more counterparts and the executed counterparts taken together shall constitute one and the same agreement.

If the foregoing correctly sets forth the agreement among the parties hereto, please indicate your acceptance hereof in the space provided for that purpose below.

Very truly yours,

ABN AMRO BANK N.V.

By:	/s/ Russell Brenner
	Name:	Russell Brenner
	Title:	Attorney-in-fact

By:	/s/ William Malpica
	Name:	William Malpica
	Title:	Attorney-in-fact

ABN AMRO HOLDING N.V.

By:	/s/ Russell Brenner
	Name:	Russell Brenner
	Title:	Attorney-in-fact

By:	/s/ William Malpica
	Name:	William Malpica
	Title:	Attorney-in-fact

The foregoing letter
is hereby confirmed and accepted as of the
date first above written.

RBS SECURITIES INC.

By:	/s/ Paul Immerman
Name:	Paul Immerman
Title:	Senior Vice President-Counsel

Notices under the Distribution Agreement shall be sent to:

600 Washington Boulevard
Stamford, CT 06901
Attention:	Paul Immerman
Telefax:	(203) 873-3747